Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

Tax treat

GS Finance Corp. $7,054,100 Trigger Autocallable Contingent Yield Notes due 2023 guaranteed by The Goldman Sachs Group, Inc.

The notes do not pay a fixed coupon and may pay no coupon on a payment date. The amount that you will be paid on your notes is based on the performance of the iShares® Silver Trust. The notes will mature on the stated maturity date (November 22, 2023) unless they are automatically called on any determination date commencing in February 2022. Your notes will be called if the closing price of the ETF on any determination date commencing in February 2022 is greater than or equal to the initial ETF price of $23.17, resulting in a payment on the applicable payment date (the dates specified on page S-5) equal to the face amount of your notes plus the contingent coupon (described below) then due. The notes cannot be called if the closing price of the ETF is less than the initial ETF price on a determination date.

On each quarterly determination date (the dates specified on page S-5), unless previously called, if the closing price of the ETF is greater than or equal to 73.60% of the initial ETF price, you will receive on the applicable payment date a contingent coupon of $0.20 for each $10 face amount of your notes. If the closing price of the ETF on any determination date is less than 73.60% of the initial ETF price, you will not receive a contingent coupon payment on the applicable payment date.

If your notes are outstanding at maturity, we will calculate the ETF return, which is the percentage increase or decrease in the closing price of the ETF on the final determination date from the initial ETF price.

At maturity, for each $10 face amount of your notes outstanding, you will receive an amount in cash equal to:

•	if the ETF return is greater than or equal to -26.40% (the final ETF price is greater than or equal to 73.60% of the initial ETF price), $10 plus the final contingent coupon; or
•

if the ETF return is less than -26.40% (the final ETF price is less than 73.60% of the initial ETF price), the sum of (i) $10 plus (ii) the product of (a) the ETF return times (b) $10. You will receive less than 73.60% of the face amount of your notes and you will not receive a final contingent coupon.

The maximum return on your notes is 2.00% quarterly (or 8.00% per annum, assuming that you received all four contingent coupon payments in a year), regardless of how much the ETF appreciates.

Any sale prior to maturity could result in a loss even if the price of the ETF at the time of such sale is greater than or equal to 73.60% of the initial ETF price.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-11. The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $9.73 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	November 22, 2021	Original issue price:	100.00% of the face amount
Underwriting discount:	1.50% of the face amount	Net proceeds to the issuer:	98.50% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc.
Selling Agent

Prospectus Supplement No. 4,463 dated November 17, 2021.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.73 per $10 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.22 per $10 face amount).

Prior to February 22, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis the period from the time of pricing through February 21, 2022). On and after February 22, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Notes

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●Prospectus supplement dated March 22, 2021

●Prospectus dated March 22, 2021

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-24. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 22, 2021, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated March 22, 2021, for Medium-Term Notes, Series F, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement

Key Terms

Issuer:  GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

ETF:  iShares® Silver Trust (current Bloomberg symbol: “SLV UP Equity”), or any successor ETF, as it may be modified, replaced or adjusted from time to time as provided herein

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $10; $7,054,100 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $10 and integral multiples of $10 in excess thereof

Minimum purchase amount:  In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000

Supplemental plan of distribution:  GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to UBS Financial Services, Inc. at such price less a concession not in excess of 1.50% of the face amount. See “Supplemental Plan of Distribution” on page S-44

Purchase at amount other than face amount: the amount we will pay you for your notes on a call payment date or the stated maturity date, as the case may be, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-14 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the ETF, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” herein.  Pursuant to this approach, it is the opinion of Sidley Austin llp that it is likely that any contingent coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a non-United States holder of the notes, we intend to withhold on contingent coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to any contingent coupon payment) and your tax basis in your notes.

Cash settlement amount (on any call payment date):  if your notes are automatically called on a call observation date because the closing price of the ETF is greater than or equal to the initial ETF price, for each $10 face amount of your notes, on the related call payment date, we will pay you an amount in cash equal to the sum of (i) $10 plus (ii) the contingent coupon then due

Cash settlement amount (on the stated maturity date):  if your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final ETF price is greater than or equal to the downside threshold, $10 plus the final contingent coupon; or
•	if the final ETF price is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) the ETF return times (b) $10.

Downside threshold: $17.05, which is equal to 73.60% of the initial ETF price (rounded to the nearest one-hundredth)

Autocall feature:  if, as measured on any call observation date, the closing price of the ETF is greater than or equal to the initial ETF price, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the contingent coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes, and no further payments will be made since your notes will no longer be outstanding. If the closing price of the ETF is below the initial ETF price on a call observation date, the notes cannot be called.

Contingent coupon:  subject to the autocall feature, on each coupon payment date, for each $10 face amount of your notes, we will pay you an amount in cash equal to:

•	if the closing price of the ETF on the related coupon determination date is greater than or equal to the coupon barrier, $0.20 (i.e., equal to a return of 8.00% per annum); or
•	if the closing price of the ETF on the related coupon determination date is less than the coupon barrier, $0.00

No contingent coupon payment or return of principal is guaranteed. As discussed above, we will not pay a contingent coupon with respect to any coupon determination date on which the closing price of the ETF is less than the coupon barrier. Higher contingent coupon payments are generally associated with higher volatility of the ETF and therefore a greater risk of loss. Also, although both the coupon determination dates and contingent coupon payment dates occur quarterly, there may not be an equal number of days between coupon determination dates or between coupon payment dates, respectively.  However, the way in which the contingent coupon is determined will not vary based on the actual number of days between coupon determination dates or between coupon payment dates.

Coupon barrier: $17.05, which is equal to 73.60% of the initial ETF price (rounded to the nearest one-hundredth)

Initial ETF price: $23.17

Final ETF price: the closing price of the ETF on the determination date, date, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-28, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-27 and subject to adjustment as provided under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date   — Discontinuance or Modification of the ETF” on page S-27

Closing price:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Price” on page S-29, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments on page S-28

ETF return:  the quotient of (i) the final ETF price minus the initial ETF price divided by (ii) the initial ETF price, expressed as a positive or negative percentage

Defeasance: not applicable

No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-29

Trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-29

Trade date:  November 17, 2021

Original issue date (settlement date): November 22, 2021

Determination date:  November 17, 2023, subject to adjustment as described under “Specific Terms of Your Notes — Determination Date” on page S-26

Stated maturity date:  November 22, 2023, subject to adjustment as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-26

Call observation dates:  each coupon determination date specified in the table below commencing February 17, 2022, to the extent the notes are then outstanding, subject to adjustment as described under “Specific Terms of Your Notes — Call Observation Dates” on page S-27.  Although the call observation dates occur quarterly after February 17, 2022, there may not be an equal number of days between call observation dates.

Call payment dates:  the coupon payment date immediately after the applicable call observation date, subject to adjustment as described under “Specific Terms of Your Notes — Call Payment Dates” on page S-27

Coupon determination dates: the dates specified as such in the table under the section “Coupon payment dates” below, subject to adjustment as described under “Specific Terms of Your Notes — Coupon Determination Dates” on page S-26. Although the coupon determination dates occur quarterly, there may not be an equal number of days between coupon determination dates.

Coupon payment dates: the dates specified as such in the table below, subject to adjustment as described under “Specific Terms of Your Notes — Contingent Coupon and Coupon Payment Dates” on page S-26. Although the coupon payment dates occur quarterly, there may not be an equal number of days between coupon payment dates.

Coupon Determination Dates	Coupon Payment Dates
February 17, 2022 Ɨ	February 22, 2022
May 17, 2022	May 19, 2022
August 17, 2022	August 19, 2022
November 17, 2022	November 21, 2022
February 17, 2023	February 22, 2023
May 17, 2023	May 19, 2023
August 17, 2023	August 21, 2023
November 17, 2023	November 22, 2023

Ɨ This is the first date on which your notes may be automatically called.

Regular record dates:  the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Calculation agent:  GS&Co.

CUSIP no.: 36261U796

ISIN no.: US36261U7963

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

(Hypothetical terms only. Actual terms may vary.)

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing prices of the ETF on a coupon determination date could have on the coupon payable on the related coupon payment date and (ii) the impact that the various hypothetical closing prices of the ETF on the determination date could have on the cash settlement amount at maturity  assuming all other variables remain constant.

The examples below are based on a range of closing prices of the ETF that are entirely hypothetical; no one can predict what the closing price of the ETF will be on any day throughout the life of your notes, what the closing price of the ETF will be on any coupon determination date or call observation date, as the case may be, and what the final ETF price will be on the determination date. The ETF has been highly volatile in the past — meaning that the ETF prices have changed substantially in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the ETF, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-11 of this prospectus supplement.  The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$10
Initial ETF price of the iShares® Silver Trust	$23.17
Downside threshold	$17.05, which is equal to 73.60% of the initial ETF price (rounded to the nearest one-hundredth)
Coupon barrier	$17.05, which is equal to 73.60% of the initial ETF price (rounded to the nearest one-hundredth)
Contingent coupon	$0.20 (8.00% per annum)
Neither a market disruption event nor a non-trading day occurs on any originally scheduled call observation date or the originally scheduled determination date
No change in or affecting the ETF or the policies of the ETF’s investment advisor
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the ETF over the life of your notes, the actual ETF price on any call observation date or coupon determination date, as well as the contingent coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical ETF prices shown elsewhere in this prospectus supplement. For information about the ETF prices during recent periods, see “The ETF — Historical Closing Prices of the ETF” on page S-33. Before investing in the notes, you should consult publicly available information to determine the ETF prices between the date of this prospectus supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the commodity held by the ETF.

Hypothetical Contingent Coupon Payments

With respect to each $10 face amount of notes, the examples below show hypothetical contingent coupons, if any, that we would pay on a coupon payment date if the closing prices of the ETF on the applicable coupon determination date were the hypothetical closing prices shown.

Scenario 1

Hypothetical Coupon Determination Date	Hypothetical Closing Price of the ETF	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	$14.00	$0.0000
Second	$15.00	$0.0000
Third	$20.00	$0.2000
Fourth	$16,00	$0.0000
Fifth	$20.50	$0.2000
Sixth	$14.50	$0.0000
Seventh	$22.00	$0.2000
Eighth	$16.00	$0.0000
	Total Hypothetical Contingent Coupons Paid	$0.6000

In Scenario 1, the hypothetical closing price of the ETF decreases by varying amounts, compared to the initial ETF price, on the hypothetical coupon determination dates.  Because the hypothetical closing price of the ETF on the third, fifth and seventh hypothetical coupon determination dates is greater than or equal to the coupon barrier, contingent coupons are paid on the three related coupon payment dates and the total of the hypothetical contingent coupons paid in Scenario 1 is $0.6000.  Because the hypothetical closing price of the ETF on all other hypothetical coupon determination dates is less than the hypothetical coupon barrier, no contingent coupon is paid on any other coupon payment date, including at maturity.  In general, regardless of any contingent coupons paid during the term of the notes, the overall return on your notes may be zero or less.

Scenario 2

Hypothetical Coupon Determination Date	Hypothetical Closing Price of the ETF	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	$15.20	$0.0000
Second	$14.50	$0.0000
Third	$15.00	$0.0000
Fourth	$16.50	$0.0000
Fifth	$15.50	$0.0000
Sixth	$15.00	$0.0000
Seventh	$14.50	$0.0000
Eighth	$16.00	$0.0000
	Total Hypothetical Contingent Coupons Paid	$0.0000

In Scenario 2, the hypothetical closing price of the ETF decreases by varying amounts, compared to the initial ETF price, on the hypothetical coupon determination dates.  Because in each case the hypothetical closing price of the ETF is less than the coupon barrier, you will not receive a contingent coupon payment on any hypothetical coupon payment date.  Therefore, the total of the hypothetical contingent coupons paid in Scenario 2 is $0.00. The overall return on your notes will be less than zero.

Scenario 3

Hypothetical Coupon Determination Date	Hypothetical Closing Price of the ETF	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	$27.50	$0.2000
	Total Hypothetical Contingent Coupons Paid	$0.2000

In Scenario 3, the hypothetical closing price of the ETF is greater than or equal to the initial ETF price on the first hypothetical coupon determination date (which is also the first hypothetical call observation date), your notes will be automatically called. Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical contingent coupon of $0.2000, you will receive an amount in cash equal to $10 for each $10 face amount of your notes.

Hypothetical Cash Settlement Amount at Maturity

If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing price of the ETF is less than the initial ETF price) the cash settlement amount we would deliver for each $10 face amount of your notes on the maturity date will depend on the closing price of the ETF on the determination date, as shown in the table below.  The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final ETF price and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final ETF price	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial ETF price)	(as Percentage of Face Amount)
99.999%	100.000%*
95.000%	100.000%*
85.000%	100.000%*
80.000%	100.000%*
73.600%	100.000%*
73.599%	73.599%
50.000%	50.000%
35.000%	35.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%
*Does not include the final contingent coupon

If, for example, the notes have not been automatically called on a call observation date and the final ETF price were determined to be 25.000% of the initial ETF price, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment excluding any contingent coupons you may have received over the term of the notes (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final ETF price were determined to be 80.000% of the initial ETF price, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.  Because the final ETF price is greater than or equal to the downside threshold, if you held your notes to the stated maturity date, you would receive $10 for each $10 face amount of your notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the ETF that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-13.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned under “under “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-13. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing price of the ETF on any day, the final ETF price or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing price of the ETF and the market value of your notes at any time prior to the stated maturity date. The actual contingent coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are called and on the actual closing prices of the ETF and the actual final ETF prices determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the contingent coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the contingent coupons (if any) and return on the notes will be based on the performance of the ETF, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the ETF as measured from the initial ETF price to the closing price of the ETF on the determination date. If the final ETF price for your notes is less than the downside threshold, you will have a loss for each $10 of the face amount of your notes equal to the product of the ETF return times $10. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the downside threshold applies only at maturity and the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

You May Not Receive a Contingent Coupon on Any Coupon Payment Date

You will be paid a contingent coupon on a coupon payment date only if the closing price of the ETF on the applicable coupon determination date is equal to or greater than the coupon barrier. If the closing price of the ETF on the related coupon determination date is less than the coupon barrier, you will not receive a contingent coupon payment on the applicable coupon payment date. If this occurs on every coupon determination date, the overall return you earn on your notes will be less than zero and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

Higher Contingent Coupons and Lower Downside Thresholds Are Generally Associated With Higher Volatility of the ETF and Therefore a Greater Risk of Loss

Volatility refers to the frequency and magnitude of changes in an ETF price. The contingent coupon and downside threshold for the notes are based, in part, on the expected volatility of the ETF as of the time the terms of the notes are set. For example, the downside threshold of this note should be lower than if we were to issue a note with the same terms (other than the downside threshold) and tenor, but linked to a less volatile ETF. In addition, the contingent coupon that you could receive on your notes should be higher than if we were to issue a note with the same terms (other than the contingent coupon) and tenor, but linked to a less volatile ETF.

The fact that the ETF to which your notes are linked is more volatile (as determined by us) than other ETFs means that, as of the trade date, the expected risk that the ETF to which your notes are linked will close below either (i) the coupon barrier on a coupon determination date (in which case you will not receive a contingent coupon on the corresponding coupon payment date) or (ii) the downside threshold on the determination date (in which case you will receive less than the face amount of your notes at maturity), is greater with respect to your notes than with respect to a note issued by us with the same terms and tenor, but linked to a less volatile ETF. However, there is no guarantee that the coupon barrier or downside threshold set for your notes adequately offsets this increased expected risk.  Furthermore, because the expected volatility of the ETF (among other factors) is reflected in the terms of the notes, a relatively lower downside threshold than on otherwise comparable notes issued by us may not necessarily indicate a lower risk of loss at maturity and a relatively higher contingent coupon than on otherwise comparable notes issued by us or than the return payable on our conventional debt securities with a similar maturity may indicate a greater risk of loss at maturity.

You should not take the historical volatility of the ETF as an indication of its future volatility. You should be willing to accept the downside market risk of the ETF and the potential to not receive some or all contingent coupons and to lose some or all of your investment at maturity.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing price of the ETF is greater than or equal to the initial ETF price. Therefore, the term for your notes may be reduced to approximately six months after the original issue date and you will not receive any further payments on the notes since your notes will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

If the notes remain outstanding following any given call observation date, it means that the ETF has closed below the initial ETF price on each prior call observation date. The longer the notes are outstanding from the trade date, the less time remains during which the ETF will have an opportunity to increase to or above the initial ETF price to be automatically called.  The notes will not be automatically called in the event that the ETF does not increase to or beyond the initial ETF price.

The Contingent Coupon Does Not Reflect the Actual Performance of the ETF from the Trade Date to Any Coupon Determination Date or from Coupon Determination Date to Coupon Determination Date

On any coupon payment date, you will receive a contingent coupon only if the closing price of the ETF is equal to or above the coupon barrier.  The contingent coupon for each quarterly coupon payment date is different from, and may be less than, a contingent coupon that is based on the performance of the ETF between the trade date and any coupon determination date or between two coupon determination dates.  You will not participate in any appreciation of the ETF.  Accordingly, the contingent coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the ETF that pays contingent coupons based on the performance of such ETF from the trade date to any coupon determination date or from coupon determination date to coupon determination date.  In addition, although both the coupon determination dates and coupon payment dates occur quarterly, there may not be an equal number of days between coupon determination dates or between coupon payment dates, respectively.  However, the way in which the contingent coupon is determined will not vary based on the actual number of days between coupon determination dates or between coupon payment dates.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose and are able to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

•	the closing price of the ETF;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing price of the ETF;
•	economic, financial, regulatory, political, military, public health and other events that affect stock markets and commodities markets generally, and which may affect the closing price of the ETF;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or the amount you may receive upon an automatic call or, if the notes are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the ETF based on its historical performance. The actual performance of the ETF over the life of the offered notes, the cash settlement amount paid on a call payment date or the stated maturity date, as the case may be, as well as the contingent coupon payable, if any, on each coupon payment date, may bear little or no relation to the historical closing prices of the ETF or to the hypothetical examples shown elsewhere in this prospectus supplement.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

If the Closing Prices of the ETF Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the ETF. Changes in the price of the ETF may not result in a comparable change in the market value of your notes. Even if the closing price of the ETF is greater than or equal to the coupon barrier but less than 100% of the initial ETF price during some portion of the life of the notes, the market value of your notes may not reflect this. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the ETF or the commodity held by the ETF.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the ETF or the commodity held by the ETF, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other ETF-linked notes whose returns are linked to changes in the price of the ETF or the commodity held by the ETF, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the price of the ETF — directly or indirectly by affecting the price of the commodity held by the ETF — and therefore the market value of your notes and the amount we will pay on your notes, if any.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the ETF or the commodity held by the ETF.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the ETF or the commodity held by the ETF, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the ETF in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, including markets in commodities, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the ETF or the commodity held by the ETF or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the ETF or the commodity held by the ETF, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Investment Advisor of the ETF or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the investment advisor of the ETF, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the ETF or the commodity held by the ETF, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the ETF or the commodity held by the ETF, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the ETF, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, or other similar securities, which may adversely impact the market for or value of your notes.

Past ETF Performance is No Guide to Future Performance

The actual performance of the ETF over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the historical closing prices of the ETF or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the ETF.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining the closing prices of the ETF on any coupon determination date, which we will use to determine the contingent coupon, if any, we will pay on any applicable coupon payment date; determining whether your notes will be automatically called; determining the final ETF price on the determination date, which we will use to determine the amount we must pay on the stated maturity date; anti-dilution adjustments; determining whether to postpone a coupon determination date or the determination date because of a market disruption event or a non-trading day; the coupon determination dates; the coupon payment dates; the call observation dates; the call payment dates and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the ETF.  See “Specific Terms of Your Notes — Discontinuance or Modification of the ETF” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.

The Calculation Agent Can Postpone a Coupon Determination Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on a date that would otherwise be a coupon determination date or the determination date, a market disruption event has occurred or is continuing or that day is not a trading day, such coupon determination date or the determination date will be postponed until the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no case, however, will the coupon determination date or the determination date be postponed to a date later than the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date, as applicable, or if the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date is not a business day, later than the first business day after the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date.  Moreover, if a coupon determination date or the determination date, as applicable, is postponed to the last possible day, but the market disruption event has not ceased by that day or that day is not a trading day, that day will nevertheless be the coupon determination date or the determination date, as applicable, for the corresponding coupon payment date or stated maturity date.  In such a case, the calculation agent will determine the applicable closing price or final ETF price for such coupon determination date or the determination date based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

You Will Have Limited Anti-dilution Protection

GS&Co., as calculation agent for your notes, may adjust the closing price for certain events that may affect the ETF, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments”. The calculation agent will not be required to make an adjustment for every event that may affect the ETF and will have broad discretion to determine whether and to what extent an adjustment is required.

You Have No Shareholder Rights or Rights to Receive Any Shares of the iShares® Silver Trust

Investing in your notes will not make you a holder of any shares of the iShares® Silver Trust. Neither you nor any other holder or owner of your notes will have any rights with respect to the iShares® Silver Trust, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the iShares® Silver Trust or any other rights of a holder of the iShares® Silver Trust. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the iShares® Silver Trust.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Additional Risks Related to the iShares® Silver Trust

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the iShares® Silver Trust, There Is No Affiliation Between the ETF Investment Advisor and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the iShares® Silver Trust, and, at any time, may hold shares of the iShares® Silver Trust. Goldman Sachs is not otherwise affiliated with the ETF investment advisor. Our affiliates may currently or from time to time in the future engage in business with the ETF investment advisor. Nevertheless, neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the iShares® Silver Trust. You, as an investor in the notes, should make your own investigation into the iShares® Silver Trust.

The ETF investment advisor is not involved in the offering of the notes in any way and does not have any obligation of any sort with respect to the notes. The ETF investment advisor does not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the notes.

The Policies of the Trustee of the iShares® Silver Trust, The Bank of New York Mellon, Could Affect the Amount Payable on Your Notes and Their Market Value

The trustee of the iShares® Silver Trust, The Bank of New York Mellon (the “trustee”), may be called upon to make certain policy decisions or judgments concerning the valuation of the assets held by the iShares® Silver Trust, the calculation of the net asset value and net asset value per share, and additions, deletions or substitutions of assets in the iShares® Silver Trust. Such determinations could affect the market price of the shares of the iShares® Silver Trust, and therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if the trustee changes these policies, for example, by changing or discontinuing the manner in which it evaluates the assets held by the iShares® Silver Trust and the manner in which it calculates the net asset value of the iShares® Silver Trust, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing price of the iShares® Silver Trust on a coupon observation date or the determination date — and thus the amount payable on a coupon payment date or the stated maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing price of the iShares® Silver Trust on a coupon observation date or the determination date, as applicable, and the amount payable on your notes more fully under “Terms and Conditions— Discontinuance or modification of the ETF” and “Specific Terms of Your Notes — Anti-dilution Adjustments” in this prospectus supplement.

There is No Assurance That an Active Trading Market Will Continue for the iShares® Silver Trust or That There Will Be Liquidity in Any Such Trading Market; Further, the iShares® Silver Trust Is Subject to Custody Risks

Although the shares of the iShares® Silver Trust are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® Silver Trust or that there will be liquidity in the trading market.

The purpose of the iShares® Silver Trust is to own silver transferred to the iShares® Silver Trust in exchange for shares issued by the iShares® Silver Trust. The iShares® Silver Trust is not actively managed and may be affected by a decline in the price of silver.

In addition, the iShares® Silver Trust is subject to custody risk, which refers to the risks in safekeeping the iShares® Silver Trust’s silver bullion and facilitating the transfer of silver bullion into and out of the ETF.

The iShares® Silver Trust is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure

The price of shares of the iShares® Silver Trust is linked to the price of silver and not to a diverse basket of commodities or a broad-based commodity index. The price of silver may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked, in part, to the iShares® Silver Trust that is itself linked to the price of a single commodity, the notes may carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

The Price of the iShares® Silver Trust is Linked to the Price of Silver, Which May Change Unpredictably and Affect the Value of the Notes in Unforeseeable Ways

The iShares® Silver Trust attempts to mirror, as closely as possible, before fees and expenses, the performance of the price of silver, and the value of the shares of the iShares® Silver Trust is most directly affected by the value of the silver bullion held by the iShares® Silver Trust. The silver markets are generally subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention.

Silver prices are subject to volatile price movements over short periods of time and are generally affected by numerous factors. These include:

•

a change in economic conditions, such as a recession. Silver is used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the iShares® Silver Trust;

•

a significant increase in silver hedging activity by silver producers. Traditionally, silver producers have not hedged to the same extent that other producers of precious metals (gold, for example) have. Should there be an increase in the level of hedging activity of silver producing companies, a decline in world silver prices could result, adversely affecting the price of the iShares® Silver Trust;

•

a significant change in the attitude of speculators and investors towards silver. Should the speculative community take a negative view towards silver, a decline in world silver prices could occur, negatively impacting the price of the shares of the iShares® Silver Trust;

•

global silver supply and demand, which is influenced by such factors as silver’s uses in jewelry, technology and industrial applications, purchases made by investors in the form of bars, coins and other silver products, forward selling by silver producers, purchases made by silver producers to unwind silver hedge positions, central bank purchases and sales, and production and cost levels in major silver-producing countries such as China, Mexico and Peru;

•	global or regional political, economic or financial events and situations, especially those unexpected in nature;
•	investors’ expectations with respect to the rate of inflation;
•	interest rates;
•	investment and trading activities of hedge funds and commodity funds;
•	other economic variables such as income growth, economic output, and monetary policies; and
•	investor confidence.

It is not possible to predict the aggregate effect of all or any combination of these factors. Conversely, several factors may trigger a temporary increase in the price of silver prior to the trade date for the notes. If that is the case, the initial ETF price of the iShares® Silver Trust will be affected by the temporarily high prices of silver, which will negatively affect your payments on the notes when the causes for the temporary increase disappear.

Investing in Notes Linked to the iShares® Silver Trust is Not the Same as Investing Directly in Silver

The performance of the iShares® Silver Trust may not fully replicate the performance of the price of silver due to the fees and expenses charged by the iShares® Silver Trust or by restrictions on access to silver due to other circumstances. The iShares® Silver Trust does not generate any income and as the iShares® Silver Trust regularly sells silver to pay for its ongoing expenses, the amount of silver represented by each share of the iShares® Silver Trust has gradually declined over time. The iShares® Silver Trust sells silver to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of silver. The sale of the iShares® Silver Trust’s silver to pay expenses at a time of low silver prices could adversely affect the value of the iShares® Silver Trust and, therefore, the value of your notes. Additionally, there is a risk that part or all of the iShares® Silver Trust’s silver could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise, which could adversely affect the value of your notes.

An Investment in the Notes is Subject to Risks Associated with the London Bullion Market

The price of one share of the iShares® Silver Trust is closely related to the price of silver. The net asset value of the iShares® Silver Trust is obtained by subtracting all accrued fees, expenses and other liabilities of the trust on any day from the total value of the silver and all other assets of the trust on that day.

In addition, the price at which silver is traded on over-the-counter markets around the world has an effect on the value of shares in the trust. Most of such over-the-counter market trading clears through the London bullion market, which is the market in London on which the members of the LBMA quote prices.

Investments in commodities that are traded on non-U.S. markets involve risks associated with the markets in those countries, including risks of volatility and governmental intervention in those markets.

The LBMA is a self-regulatory association of bullion market participants. Although the LBMA sets out good practices for participants in the bullion market, the LBMA itself is not a regulated entity. If the LBMA should cease operations, if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, or if the LBMA should change any rule or bylaw or take emergency action under its rules, the market for silver, and consequently the price of the iShares® Silver Trust, as well as the value of the notes, may be affected. The London bullion market is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of London bullion market trading. For example, there are no daily price limits on the London bullion market which would otherwise restrict fluctuations in the prices of London bullion market contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Termination of the iShares® Silver Trust Could Adversely Affect the Value of the Notes

The iShares® Silver Trust may be required to terminate and liquidate at a time that is disadvantageous to you, such as when the price of silver is lower than the price of silver at the time when you purchased your notes.

The Correlation Between the Performance of the iShares® Silver Trust and the Price of Silver May Be Imperfect

A discrepancy may exist between the performance of the iShares® Silver Trust and the price of silver. Since the shares of the iShares® Silver Trust are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Trust may differ from the net asset value per share of the iShares® Silver Trust. As a result of the potential discrepancies identified above, the iShares® Silver Trust return may not correlate perfectly with the return on silver over the same period. For more information, see “The ETF” on page PS-33.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which effected substantial changes to the regulation of the futures and over-the-counter (OTC) derivatives markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission (CFTC), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted many of the required regulations, a number of them have only recently become effective, and certain requirements remain to be finalized. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, in October 2020 the CFTC adopted a rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Required compliance with the new position limits rule begins on January 1, 2022 for physical commodity futures (and any associated referenced contracts other than economically equivalent swaps) and on January 1, 2023 for economically equivalent swaps. Related to the position limits rule, the CFTC has recently adopted final rules governing the aggregation of positions by market participants under common control and by trading managers. While the ultimate scope and impact of the proposed position limits rule, final aggregation rules and other CFTC rules cannot be conclusively determined at present, these new requirements could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways.

In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are subject to various regulatory requirements, including, but not limited to, posting and collecting margin for un-cleared OTC swaps traded bilaterally with financial entities, recordkeeping, reporting and various business conduct requirements, as well as proposed minimum financial capital requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the price of the ETF, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to that proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Union (“EU”) Markets in Financial Instruments Directive (Directive 2014/65/EU) and Markets in Financial Instruments Regulation (Regulation (EU) No 600/2014) (together “MiFID II”), which has applied since January 3, 2018, governs the provision of investment services and activities in relation to, as well as the organized trading of, financial instruments such as shares, bonds, units in collective investment schemes and derivatives. In particular, MiFID II requires EU Member States to apply position limits to the size of a net position which a person can hold at any time in commodity derivatives traded on EU trading venues and in “economically equivalent” OTC contracts. By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) introduced certain requirements in respect of OTC derivatives including: (i) the mandatory clearing of OTC derivative contracts declared subject to the clearing obligation; (ii) risk mitigation techniques in respect of uncleared OTC derivative contracts, including the mandatory margining of uncleared OTC derivative contracts; and (iii) reporting and recordkeeping requirements in respect of all derivative contracts. In the event that the requirements under EMIR and MiFID II apply, these are expected to increase the cost of transacting derivatives.

Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes

An increased focus on price setting and trading prices by regulators and exchanges recently have resulted in a number of changes to the ways in which prices are determined, including prices for commodities. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Investigations by regulatory authorities, enforcement actions and criminal proceedings in the United States and around the world, and private litigation regarding potential direct and indirect manipulation of the trading prices of certain commodities, are ongoing against a number of firms.

These ongoing investigations, actions, proceedings and litigations may result in further review by exchanges and regulators of the methods by which commodities prices are determined and the manner in which commodities are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the price of the commodity to which your notes may be linked may be affected, which may thereby adversely affect the price of the ETF and your notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. In particular, the historical trading information of the commodity to which your notes may be linked may be incorrect and, as a result, may not be representative of the prices or changes in prices or the volatility of the commodity to which your notes may be linked. In the future, any such artificially lower (or higher) prices could have an adverse impact on the relevant commodities or commodity contracts and any payments on, and the value of, your notes and the trading market for your notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007,  legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 22, 2021, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated March 22, 2021, for Medium-Term Notes, Series F, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series F”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series F medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $10 or an integral multiple of $10 in excess thereof

Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	anti-dilution provisions will apply to your notes as described under “— Anti-dilution • Adjustments” below
•	a business day for your notes will not be the same as a business day for our other Series F medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

ETF and ETF Investment Advisor

In this prospectus supplement, when we refer to the ETF, we mean the ETF specified on the front cover page, or any successor ETF, as it may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the ETF” below.  When we refer to the ETF investment advisor as of any time, we mean the entity, including any successor investment advisor, that manages the ETF.

Autocall Feature

If, as measured on any call observation date, the closing price of the ETF is greater than or equal to the initial ETF price, your notes will be automatically called. If your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the contingent coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes. No further payments will be made on the notes since your notes will no longer be outstanding. The notes cannot be called if the closing price of the ETF is less than the initial ETF price on a call observation date.

Payment of a Contingent Coupon

Subject to the autocall feature, on each coupon payment date, for each $10 face amount of your notes, we will pay you an amount in cash equal to:

•	if the closing price of the ETF on the related coupon determination date is greater than or equal to the coupon barrier, $0.20 (i.e., equal to a return of 8.00% per annum); or
•	if the closing price of the ETF on the related coupon determination date is less than the coupon barrier, $0.00

The coupon barrier is $17.05, which is equal to 73.60% of the initial ETF price (rounded to the nearest one-hundredth).

Payment of Principal on Stated Maturity Date

If your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final ETF price is greater than or equal to the downside threshold, $10 plus the final contingent coupon; or
•	if the final ETF price is less than the downside threshold, the sum of (1) $10 plus (2) the product of (i) $10 times (ii) the ETF return

The downside threshold is $17.05, which is equal to 73.60% of the initial ETF price (rounded to the nearest one-hundredth).

The ETF return is calculated by subtracting the initial ETF price from the final ETF price and dividing the result by the initial ETF price, with the quotient expressed as a percentage.

The initial ETF price is $23.17. The calculation agent will determine the final ETF price, which will be the closing price of the ETF on the determination date.  However, the calculation agent will have discretion to adjust the closing price on any call observation date or the determination date or to determine it in a different manner as described under “— Anti-dilution Adjustments”, “ — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the ETF” below.

Stated Maturity Date

The stated maturity date is November 22, 2023, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is November 17, 2023, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

Contingent Coupon and Coupon Payment Dates

The contingent coupons will be calculated and paid as described in this prospectus supplement.

The contingent coupons on the offered notes will be paid on the coupon payment dates (the dates specified as such in the table under the section “—Coupon Determination Dates” below, unless, for any such coupon payment date, that day is not a business day, in which case such coupon payment date will be postponed to the next following business day; if the coupon determination date is postponed as described under “— Coupon Determination Dates” below, such coupon payment date will be postponed by the same number of business day(s) from but excluding the applicable originally scheduled coupon determination date to and including the actual coupon determination date).  Although the coupon payment dates occur quarterly, there may not be an equal number of days between coupon payment dates.

Coupon Determination Dates

The coupon determination dates are the dates specified as such in the table, under” Summary Information — Key Terms — Coupon payment dates” on page S-5, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.  In that event, the coupon determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing.  In no event, however, will the coupon determination date be postponed to a date later than the originally scheduled coupon payment date or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date. On such last possible coupon determination date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing or such day is not a trading day, that day will nevertheless be the coupon determination date.

Call Observation Dates

The call observation dates are each coupon determination date commencing February 17, 2022, to the extent the notes are then outstanding, subject to adjustment as described under “— Coupon Determination Dates” above.  Although the call observation dates occur quarterly after February 17, 2022, there may not be an equal number of days between call observation dates.

Call Payment Dates

If your notes are automatically called on any call observation date, on the corresponding call payment date (the coupon payment date immediately after the applicable call observation date, unless, for any such call payment date, that day is not a business day, in which case such call payment date will be postponed to the next following business day; if the call observation date is postponed as described under “— Call Observation Dates” above, such call payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled call observation date to and including the actual call observation date) you will receive an amount in cash equal to $10 for each $10 face amount of your notes in addition to the contingent coupon then due, and no further payments will be made on the notes since your notes will no longer be outstanding.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be a coupon determination date or the determination date, or such day is not a trading day, then such coupon determination date or the determination date will be postponed as described under “— Coupon Determination Dates” or “— Determination Date” above. If the calculation agent determines that the closing price of the ETF that must be used to determine the contingent coupon or the cash settlement amount, as applicable, is not available on the postponed coupon observation date or the postponed determination date, as applicable, because of a market disruption event, a non-trading day or for any other reason (except as described under “— Discontinuance or Modification of the ETF” below), then the calculation agent will nevertheless determine the closing price of the ETF, based on its assessment, made in good faith and in its sole discretion, of the price of the ETF on that day.

Discontinuance or Modification of the ETF

If the ETF is delisted from the exchange on which the ETF has its primary listing and such ETF investment advisor or anyone else publishes a substitute ETF that the calculation agent determines is comparable to such ETF and approves as a successor ETF, or if the calculation agent designates a substitute ETF, then the calculation agent will determine the contingent coupon payable, if any, on the relevant coupon payment date or the cash settlement amount on the call payment date or the stated maturity date, as applicable, by reference to the substitute ETF. We refer to any substitute ETF approved by the calculation agent as a successor ETF.

If the calculation agent determines on a coupon determination date or the determination date, as applicable, that the ETF is delisted or withdrawn from the exchange on which the ETF has its primary listing and there is no successor ETF, the calculation agent will determine the applicable closing price of the ETF used to determine the contingent coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF.

If the calculation agent determines that the ETF or the method of calculating the ETF is changed at any time in any respect — including any split or reverse split, a material change in the investment objective and any addition, deletion or substitution and any reweighting or rebalancing of the ETF and whether the change is made by the ETF investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor ETF or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in such ETF or the method of its calculation as it believes are appropriate to ensure that the prices of such ETF used to determine the contingent coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the ETF may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution Adjustments

The calculation agent will have discretion to adjust the closing price of the ETF if certain events occur (including those described above under “— Discontinuance or Modification of the ETF”). Exchange traded funds are registered investment companies that are eligible for trading on the exchanges on which they are listed. Generally, exchange traded funds are subject to regulation under the Investment Company Act of 1940 and are restricted in their activities and have dividend requirements. In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the price of the ETF or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series F medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding face amount of that note. Although the terms of your notes differ from those of the other Series F medium-term notes, holders of specified percentages in face amount of all Series F medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series F medium-term notes, including your notes, except with respect to certain Series F medium-term notes if the terms of such notes specify that the holders of specified percentages in face amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series F medium-term notes, accelerating the maturity of the Series F medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in face amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants.

Manner of Payment

Any payment or delivery on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series F medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the ETF, the coupon determination dates, the coupon payment dates, the regular record dates, the contingent coupon, if any, on each coupon payment date, the ETF return, the closing prices of the ETF on each coupon determination date, each final ETF price, the determination date, the call observation dates, call payment dates, business days, trading days, anti-dilution adjustments, postponement of a coupon payment date, a call payment date or the stated maturity date and the amount of cash payable on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 16 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to the ETF, we mean a day on which the exchange on which the ETF has its primary listing is open for trading and the price of one share of the ETF is quoted by the exchange on which such ETF has its primary listing

Closing Price

When we refer to the closing price to the ETF on any trading day, we mean the closing sale price or last reported sale price, regular way, for the ETF, on a per-share or other unit basis:

•	on the principal national securities exchange on which the ETF is listed for trading on that day, or
•

if the ETF is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that ETF.  If the ETF is not listed or traded as described above, then the closing price for the ETF on any day will be the average, as determined by the calculation agent, of the bid prices for the ETF obtained from as many dealers in the ETF selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

The closing price is subject to adjustment as described under “— Anti-dilution Adjustments” above.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below), will be an amount in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we or the calculation agent may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the face amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor's Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event with respect to the ETF:

•

a suspension, absence or material limitation of trading in the ETF on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the ETF in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•	the ETF does not trade on what was the primary market for the ETF, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to the ETF.

For this purpose, an “absence of trading” in the primary securities market on which shares of the ETF are traded, or on which option or futures contracts, if available, relating to the ETF are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in shares of the ETF or in option or futures contracts, if available, relating to the ETF in the primary market for the ETF or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to the shares of the ETF or those contracts, or
•	a disparity in bid and ask quotes relating to the shares of the ETF or those contracts,

will constitute a suspension or material limitation of trading in shares of the ETF or those contracts in that market.

As is the case throughout this prospectus supplement, references to the ETF in this description of market disruption events includes the ETF and any successor ETF as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the ETF on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other ETF-linked notes we issue, some of which may have returns linked to the ETF or the commodity held by the ETF.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the ETF or the commodity held by the ETF,
•	may take or dispose of positions in the ETF or the commodity held by the ETF,
•

may take or dispose of positions in listed or over-the-counter options or other instruments based on an ETF designed to track the performance of the stock exchanges or commodities markets or other components of the equity markets or commodities markets, and /or

•

may take short positions in the commodity held by the ETF or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the ETF or the commodity held by the ETF.  We expect these steps to involve sales of instruments linked to the ETF on or shortly before the final coupon determination date.  These steps may also involve sales and/or purchases of some or all of the commodity held by the ETF, or listed or over-the-counter options, futures or other instruments linked to the ETF, the commodity held by the ETF or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or commodities markets or other components of the U.S., European, Asian or other equity markets or commodities markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE ETF

The iShares® Silver Trust (the “trust”) issues shares (the “shares”) representing fractional undivided beneficial interests in its net assets.

•	The purpose of the trust is to own silver transferred to the trust in exchange for shares issued by the trust.
•	The shares trade under the ticker symbol “SLV” on the NYSE Arca.
•	The trust’s SEC CIK Number is 0001330568.
•	The trust’s inception date was April 21, 2006.
•	The trust’s shares are issued or redeemed only in baskets of 50,000 shares.

We have derived all information regarding the trust and the shares contained in this prospectus supplement from publicly available information without independent verification. For additional information regarding the trust, please consult the reports (including the annual report on Form 10-K for the fiscal year ended December 31, 2020) and other information the trust files with the Securities Exchange Commission (the “SEC”). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or reviewed through the SEC’s website at sec.gov. Additional information regarding the trust may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® Silver Trust website at ishares.com. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

The Trust

The trust was formed on April 21, 2006 when an initial deposit of silver was made in exchange for the issuance of three baskets (a “basket” consists of 50,000 Shares). The trust is a grantor trust formed under the laws of the State of New York.

The trust’s activities are limited to: (i) issuing baskets of shares in exchange for the silver deposited with the custodian as consideration, (ii) selling silver as necessary to cover the sponsor’s fee, trust expenses not assumed by the sponsor and other liabilities and (iii) delivering silver in exchange for baskets of shares surrendered for redemption.

The sponsor of the trust is iShares Delaware Trust Sponsor LLC (the “sponsor”), a Delaware limited liability company and an indirect subsidiary of BlackRock, Inc. (“BlackRock”). The trustee of the trust is The Bank of New York Mellon (the “trustee”) and the custodian of the trust is JPMorgan Chase Bank N.A., London branch (the “custodian”).

The trust does not have any officers, directors or employees and is not actively managed. This means that the trustee does not sell silver during periods when its price is high, or acquire silver at low prices with the expectation of future price increases.

The sponsor does not exercise day-to-day oversight over the trustee or the custodian. The sponsor may remove the trustee and appoint a successor trustee if the trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the trust agreement, the trustee has not cured the breach within thirty days or fails to implement certain controls and procedures requested by the sponsor. The sponsor also has the right to replace the trustee during the ninety days following any merger, consolidation or conversion in which the trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the trust or on any subsequent third anniversary thereafter. The sponsor also has the right to approve any new or additional custodian that the trustee may wish to appoint.

The trustee is responsible for the day-to-day administration of the trust. The responsibilities of the trustee include: (i) processing orders for the creation and redemption of baskets; (ii) coordinating with the custodian the receipt and delivery of silver transferred to, or by, the trust in connection with each issuance and redemption of baskets; (iii) calculating the net asset value of the trust on each business day; and (iv) selling the trust’s silver as needed to cover the trust’s expenses.

Owners of shares do not generally have any voting rights. However, registered holders of at least 25% of the shares have the right to require the trustee to cure any material breach by it of the trust agreement, and registered holders of at least 75% of the shares have the right to require the trustee to terminate the trust agreement. Each share entitles the holder to vote on the limited matters upon which shareholders may vote under the trust agreement. The shares do not entitle their holders to any conversion or pre-emptive rights or any redemption rights.

The trust is not a registered investment company under the Investment Company Act and is not required to register under such act. The trust is not a commodity pool for purposes of the Commodity Exchange Act, and its sponsor is not subject to regulation by the U.S. Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor with respect to the trust.

Investment Objective

The purpose of the trust is to own silver transferred to the trust in exchange for shares issued by the trust. The investment objective of the trust is to reflect generally the performance of the price of silver, before expenses and liabilities. The shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The trust will have a limited duration. If certain events occur, at any time, the trustee will have to terminate the trust. Otherwise, the trust will terminate automatically on April 21, 2046. Upon termination of the trust, the trustee will sell silver in the amount necessary to cover all expenses of liquidation, and to pay any outstanding liabilities of the trust. The remaining silver will be distributed among investors surrendering shares. Any silver remaining in the possession of the trustee after 90 days may be sold by the trustee and the proceeds of the sale will be held by the trustee until claimed by any remaining holders of shares. Sales of silver in connection with the liquidation of the trust at a time of low prices will likely result in losses, or adversely affect any gains, on an investment in shares.

Creation and Redemption of the Shares of the Trust

The trust creates and redeems shares on a continuous basis, but only in baskets of 50,000 shares. Only registered broker-dealers who have entered into written agreements with the sponsor and the trustee, can deposit silver and receive baskets of shares in exchange (each, an “authorized participant”). Silver deposited with the custodian must meet the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of silver bars and as of January 1, 2020, must be produced by refiners that meet certain throughput and tangible net worth requirements as set forth in “Good Delivery List Rules—Conditions for Listing for Good Delivery Refiners” published by the London Bullion Market Association (the “LBMA”).

Authorized participants, acting on authority of the registered holder of shares, may surrender baskets of shares in exchange for a corresponding amount of silver. Upon the surrender of shares and the payment of the trustee’s applicable fee and of any expenses, taxes or charges including stamp taxes, stock transfer taxes or fees, the trustee will deliver to the order of the redeeming authorized participant the amount of silver corresponding to the redeemed baskets. Redemptions may be suspended during any period while regular trading of the shares on NYSE Arca is suspended or restricted or the exchange is closed (other than scheduled holiday or weekend closings), or in which an emergency exists that makes it reasonably impracticable to dispose of, deliver, or evaluate silver. As a condition to redemption, an authorized participant must deliver a written request to the trustee, or submit a redemption order through the trustee’s electronic order entry system, specifying the number of baskets it intends to redeem and the location where it intends to take delivery of the silver represented by such baskets.

Termination Events

The trustee will terminate the trust agreement if:

•	the trustee is notified that the shares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five business days of their delisting;
•	holders of at least 75% of the outstanding shares notify the trustee that they elect to terminate the Trust;

•	60 days have elapsed since the trustee notified the sponsor of the trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment;
•	the SEC determines that the trust is an investment company under the Investment Company Act, and the trustee has actual knowledge of that determination;
•

the aggregate market capitalization of the trust, based on the closing price for the shares, was less than $350 million on each of five consecutive trading days and the trustee receives, within six months from the last of those trading days, notice that the sponsor has decided to terminate the trust;

•	the CFTC determines that the trust is a commodity pool under the Commodity Exchange Act and the trustee has actual knowledge of that determination; or
•

the trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the trustee receives notice that the sponsor has determined that the termination of the trust is advisable.

If not terminated earlier by the trustee, the trust will terminate on April 21, 2046. The trustee will notify DTC at least 30 days before the date for termination of the trust agreement. After termination, the trustee and its agents will do the following under the trust agreement but nothing else: (i) collect distributions pertaining to trust property; (ii) pay the trust’s expenses and sell silver as necessary to meet those expenses; and (iii) deliver trust property upon surrender and cancellation of shares. Ninety days or more after termination, the trustee may sell any remaining trust property by public or private sale. After that, the trustee will hold the money it received on the sale, as well as any other cash it is holding under the trust agreement, for the pro rata benefit of the registered holders that have not surrendered their shares. It will not invest the money and has no liability for interest. The trustee’s only obligations will be to account for the money and other cash, after deduction of applicable fees, trust expenses and taxes and governmental charges.

Valuation of Silver and NAV

The valuation of silver held by the trust is conducted by the trustee. On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates silver held by the trust and determines the net asset value of the trust and the net asset value per share (the “NAV”). The net asset value of the trust is obtained by subtracting all accrued fees, expenses and other liabilities of the trust on any day from the total value of the silver and all other assets of the trust on that day; the NAV is obtained by dividing the net asset value of the trust by the number of shares outstanding on the date the computation is made. For purposes of making these calculations, a business day means any day other than a day when NYSE Arca is closed for regular trading. The trustee values the silver held by the trust using that day’s LBMA Silver Price.

Expenses and Fees

The trust’s only ordinary recurring expense is expected to be the sponsor’s fee. In exchange for the sponsor’s fee, the sponsor assumes certain marketing and administrative expenses incurred by the trust including legal fees and expenses not exceeding $100,000 per annum. The sponsor’s fee is accrued daily at an annualized rate equal to 0.50% of the net asset value of the trust and is payable monthly in arrears. Along with the sponsor’s fee, the following expenses are also paid out of the assets of the trust: (i) expenses or liabilities of the trust that are not assumed by the sponsor, (ii) any taxes and other governmental charges that may be imposed on the trust or its property, (iii) expenses and costs related to any action taken by the trustee or the sponsor in connection with protecting the rights and interests of the trust and its shareholders, and (iv) any indemnification that might be paid to the sponsor pursuant to the trust’s organizational documents.

Understanding the LBMA Silver Price

Although the market for physical silver is global, most over the counter (“OTC”) market trades are cleared through London. In addition to coordinating market activities, the LBMA acts as the coordinator for activities conducted on behalf of its members and other market participants. A primary function of the LBMA is setting OTC silver trading industry standards.

The LBMA Silver Price is the price of an ounce, in U.S. dollars, of unallocated silver delivered in London determined by the ICE Benchmark Administration (the “IBA”) following an electronic auction consisting of one or more 30-second rounds starting at 12:00 p.m. (London time) on each day that the London silver market is open for business and published shortly thereafter. IBA, on behalf of the LBMA, has assumed responsibility for establishing the LBMA Silver Price as of October 2, 2017. At the start of each round of auction, IBA publishes a price for that round. Participants then have 30 seconds to enter, change or cancel their orders (i.e., how much silver they want to buy or sell at that price). At the end of each round, order entry is frozen, and the system checks to see if the imbalance (i.e., the difference between buying and selling) is within the threshold (normally 500,000 ounces for silver).

If the imbalance is outside of the threshold at the end of a round, then the auction is not balanced, the price is adjusted and a new round starts. If the imbalance is within the threshold then the auction is finished, and the price is set as the LBMA Silver Price for that day. Any imbalance is shared equally between all direct participants (even if they did not place orders or did not log in), and the net volume for each participant trades at the final price.

The prices during the auction are determined by an algorithm that takes into account current market conditions and activity in the auction. Each auction is actively supervised by IBA staff. The final price is then published as the LBMA Silver Price in US Dollars. If there is no LBMA Silver Price on any day, the trustee is authorized to use the most recently announced LBMA Silver Price unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for evaluation.

Historical Closing Prices of the ETF

The closing prices of the ETF have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of the ETF during the period shown below is not an indication that such ETF is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing prices of an ETF as an indication of the future performance of an ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the ETF will result in you receiving any contingent coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the ETF.  Before investing in the offered notes, you should consult publicly available information to determine the relevant ETF prices between the date of this prospectus supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the ETF.  The actual performance of an ETF over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing prices of the ETF from January 1, 2016 through November 17, 2021.  As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most commodities and, as a result, the price of most commodity ETFs. We obtained the closing prices in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the iShares® Silver Trust

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the ETF. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Contingent coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid contingent coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the contingent coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of contingent coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the contingent coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

It is also possible that the Internal Revenue Service could assert that your notes should be treated as giving rise to “collectibles” gain or loss if you have held your securities for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a derivative contract that reflects the value of equity interests in an entity that tracks the price of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder.  You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the contingent coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the contingent coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the contingent coupon payments were characterized as contract fees). Withholding also may not apply to contingent coupon payments made to you if: (i) the contingent coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the contingent coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any contingent coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the ETF during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any contingent coupon payments or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. nor any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to UBS Financial Services, Inc. at such price less a concession not in excess of 1.50% of the face amount.

In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on November 22, 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)	a customer within the meaning of Directive (EU) 2016/97 where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129; and
(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

44

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA;

(iii)	or not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and
(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp  or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

$7,054,100

GS Finance Corp.

Trigger Autocallable Contingent Yield Notes due 2023

guaranteed by

The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent

Summary Information	S-3
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-11
Specific Terms of Your Notes	S-24
Use of Proceeds	S-32
Hedging	S-32
The ETF	S-33
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-38
Employee Retirement Income Security Act	S-43
Supplemental Plan of Distribution	S-44
Conflicts of Interest	S-46
Validity of the Notes and Guarantee	S-47

Prospectus Supplement dated March 22, 2021
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes and Guarantees	S-18

Prospectus dated March 22, 2021
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	70
Description of Units We May Offer	88
GS Finance Corp.	93
Legal Ownership and Book-Entry Issuance	95
Considerations Relating to Indexed Securities	104
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
United States Taxation	108
Plan of Distribution	126
Conflicts of Interest	129
Employee Retirement Income Security Act	130
Validity of the Securities and Guarantees	131
Independent Registered Public Accounting Firm	132
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	132